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Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE
Contact:	Bud Ingalls VP Finance/Chief Financial Officer (678) 728-2115	Craig Brown Director, Finance (678) 728-2117

SEROLOGICALS CORPORATION ANNOUNCES COMPLETION OF
UPSTATE GROUP ACQUISITION

NAMES AARON J. SHATKIN, PH.D TO BOARD OF DIRECTORS

        ATLANTA, GA—October 14, 2004—Serologicals Corporation ("the Company") (NASDAQ: SERO) announced today that it has completed its previously announced acquisition of Upstate Group, Inc., acquiring the previously privately held company for total consideration of $205 million, consisting of $102.5 million of cash and approximately 4.3 million shares of Serologicals Common Stock.

        "The completion of the Upstate acquisition represents another significant step in positioning Serologicals as a major partner to our customers performing drug research, discovery and development," said David A. Dodd, President and Chief Executive Officer of Serologicals. "As a result of this acquisition, we've increased our critical mass within the research reagent marketplace, and positioned ourselves as a leader in drug screening and validation services to the leading pharmaceutical and biotech companies."

        Serologicals also announced today the election of Aaron J. Shatkin, Ph.D, to the Company's Board of Directors. Dr. Shatkin, who is a member of the National Academy of Sciences and the American Academy of Arts and Sciences, is one of the world's preeminent biotechnologists.

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        He currently serves as the Director for the Center for Advanced Biotechnology and Medicine, as well as a Professor of Molecular Genetics and Microbiology at the Robert W. Johnson Medical School in Piscataway, New Jersey. He also serves as a Professor of Molecular Biology at Rutgers University. Dr. Shatkin began his professional career with the National Institutes of Health (NIH) in 1961, and his teaching career at the Georgetown University Medical School in 1968.

        "Serologicals Corporation is proud that Dr. Shatkin has agreed to join our Board of Directors," said Desmond H. O'Connell, Jr., Chairman of the Board of Directors for Serologicals. "His worldwide expertise in the field of molecular genetics and microbiology, as well as his renown as one of the world's leading authorities on biotechnology will prove beneficial to Serologicals as we continue to implement our ongoing growth strategy."

        Dr. Shatkin is a member of numerous biomedical societies, including the American Society for Microbiology, American Society for Virology, American Society for Cell Biology, and the American Society for Biochemistry and Molecular Biology. He has been a member of the Upstate Group Board of Directors since the inception of the Company, and has over 200 scientific publications, with an emphasis on Virology and Molecular and Cellular Biology. He earned his Bachelor of Arts degree in Chemistry as well as an honorary Doctorate of Science from Bowdoin College, and received his Ph.D from The Rockefeller University.

        Additional details about the acquisition and Upstate's business can be found in the Company's September 7, 2004 press release (www.serologicals.com) in which the signing of the acquisition agreement was announced.

  About Serologicals

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products, enabling technologies and custom services to life science companies. The Company's diverse customer base includes major life science companies and leading research institutions. Our customers use our products, technologies and services in all facets of their activities, including basic research, drug discovery, diagnosis and bio-manufacturing. Our products, technologies and services are essential tools for research in a range of key disciplines, including oncology, hematology, immunology, cardiology, neurology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, the Company is the world's leading manufacturer of monoclonal antibodies for the blood typing industry. Serologicals has more than 950 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

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        This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements.

        These risks and uncertainties include the ability of Serologicals to close the acquisition of Upstate or the related financing, the ability of Serologicals to retain the personnel of Upstate following the closing and the continued growth of the drug discovery market. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and Serologicals undertakes no obligation to update these statements based on events that may occur after the date of this press release.

        Serologicals is a registered trademark of Serologicals Royalty Company.

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SEROLOGICALS CORPORATION ANNOUNCES COMPLETION OF UPSTATE GROUP ACQUISITION